Exhibit 19.1
FRESHWORKS INC.
INSIDER TRADING POLICY
(Adopted August 5, 2021; Effective on September 21, 2021)
(amended on October 23, 2024)
The Board of Directors (the “Board”) of Freshworks Inc., a Delaware corporation (“Freshworks”), has adopted this Insider Trading Policy (this “Policy”) regarding trading in securities by officers, directors, employees and other related individuals of Freshworks and its subsidiaries (collectively, the “Company”).
A.WHY DO WE HAVE THIS POLICY?
In the course of your relationship with the Company, you, our officers, directors, employees and other related individuals, may receive confidential information regarding many aspects of our business or about other publicly-traded companies. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not yet publicly available and which will constitute material nonpublic information, your trading in our securities (or securities of other publicly-traded companies about which you have confidential information) could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as the Company and our individual directors, officers and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about the Company is subject to your Employee Confidential Information and Invention Assignment Agreement with the Company and is not to be used or disclosed outside of the Company or to others within the Company, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. We have adopted this Policy to help you comply with the laws governing (i) trading in our common stock while in possession of material nonpublic information concerning the Company and (ii) tipping or disclosing material nonpublic information to outsiders, as well as to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy.
B.WHAT IS OUR POLICY ON INSIDER TRADING?
Do not trade on material nonpublic information
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any exceptions to this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving our securities while you are aware of material nonpublic information about the Company. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction. In addition, it does not matter that there is an independent, justifiable reason for a purchase or sale; if you have material nonpublic information, the prohibition still applies.

Similarly, you may not engage in transactions involving the securities of any other company (including but not limited to a customer, supplier, or an economically-linked company, such as a competitor of the Company) if you are aware of material nonpublic information about that company. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company (or a company that is economically linked to that other company or to the Company), you are prohibited from engaging in transactions involving the securities of such other company. It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
Do not disclose material nonpublic information
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the Securities and Exchange Commission (the “SEC”) in compliance with our Whistleblower Policy. Any nonpublic information you acquire in the course of your service with the Company may only be used for legitimate business purposes of the Company. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements, including your Employee Confidential Information and Invention Assignment Agreement with the Company, and to limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of another company, the Company or otherwise, based on material nonpublic information. In particular, you may not participate, in any manner other than passive observation, in any Internet “chat” room, message board or social media platform that is related to trading in our securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. This also includes a prohibition on correcting any false rumor or mistruth about the Company on any online forums, unless you are an authorized spokesperson for the Company who is authorized to make such statement.
Do not tip information to others or trade on tipped information
You may not disclose any material non-public information to others, including your family members, friends, or social acquaintances. This prohibition applies whether or not you receive any benefit from the other person’s use of that information. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. In addition, you may not (a) trade in the securities of any other public company while possessing material nonpublic information concerning that company, (b) “tip” or disclose material nonpublic information concerning any other public company to anyone, or (c) give trading advice of any kind to anyone concerning any other public company while possessing material nonpublic information about that company.
Do not respond to outside inquiries for information
In the event you receive an inquiry for information from someone outside of the Company, such as a stock analyst or an “investor research firm”, you should refer the inquiry to our Chief Legal Officer, or if our Chief Legal Officer is unavailable, our Chief Financial Officer (each, a “Compliance Officer”). You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
Take personal responsibility and avoid inadvertent disclosure
To provide more effective protection against the inadvertent disclosure of material non-public information about the Company or the companies with which it does business, the Company has adopted the following guidelines in addition to the prohibitions listed above. These guidelines are not intended to be exhaustive. Additional measures to secure the confidentiality of information should be undertaken as deemed necessary under the circumstances. If you have any doubt as to your responsibilities with respect to confidential information, please seek clarification and guidance from a Compliance Officer before you act. Do not try to resolve any uncertainties on your own.
The following guidelines establish procedures with which all personnel (including employees, members of the Company’s Board of Directors, officers, contractors, consultants and other persons associated with the Company) should comply in order to maximize the security of confidential information of the Company and the companies with which it does business:
(a)    Do not discuss any matter of the Company or companies with which it does business in public places, such as elevators, hallways, restrooms or eating facilities, where conversations might be overheard.
(b)    Use passwords to restrict access to the information on computers.
(c)    Limit access to particular physical areas where material non-public information is likely to be documented or discussed.
(d)    Maintain records in accordance with the Company's document retention policy, as applicable.
(e)    Do not engage in outside business and consulting activities where you may potentially disclose non-public information about the Company or the companies with which it does business; participation in “expert networks” or other paid or unpaid industry or investor consulting businesses in violation of this policy and the Company’s Code of Business Conduct & Ethics (including the Company’s policies relating to conflicts of interest) is prohibited.
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with the Company, please use your best judgment at all times and consult with a Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.
C.WHO DOES THIS POLICY APPLY TO?
This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company upon the commencement of their relationship with the Company.
References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include, to the extent applicable, members of your immediate family, persons with whom you share a household, your dependents, any other individuals whose transactions in securities you influence, direct or control and any entities controlled by you or any of such persons (including, for example, a venture or investment fund, if you control transactions by the fund). The Company will hold you responsible for the conduct of your immediate family and any entities under your control and you are responsible for making sure that these individuals and entities comply with this Policy.
You are expected to comply with this Policy as long as you hold our securities or possess any material nonpublic information about the Company. This means that, even after you cease to be affiliated with the Company, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until the later of (i) the end of the relevant blackout period or (ii) the date on which any material non-public information concerning the Company that you possess is publicly released or is no longer “material”. As a reminder, regardless of your compliance with this Policy, you are personally liable for insider trading, and you may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
D.WHAT TYPES OF TRANSACTIONS ARE COVERED BY THIS POLICY?
This Policy applies to all transactions involving our securities, as well as derivative securities not issued by the Company, such as exchange-traded put or call options or swaps relating to our securities. This Policy therefore applies to purchases, sales, gifts, and other transfers of our common or preferred stock, options, warrants, debt securities and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. The Company has determined that there is a substantial likelihood for the appearance of improper conduct by Company personnel when they engage in short-term or speculative securities transactions. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this policy applies whether a trade involves one or 10,000 shares of our common stock).
Transactions that are Strictly Prohibited or Require Special Consideration
1.Short Sales. You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve our securities. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in our prospects and an expectation that the value of our securities will decline. Any transactions whereby the person may benefit from a decline in the Company’s stock price is prohibited.
2.Derivative or Hedging Transactions. You may not engage in derivative securities or purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. You may not trade in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options and other compensatory equity awards issued to you by the Company).
3.Collateral. You may not use our securities as collateral for loans. You may not pledge our securities as collateral for loans.
4.Margin Accounts. You may not hold our common stock in margin accounts because your broker may sell securities held in the margin account during a blackout period.
5.Open Orders. You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading in violation of this Policy.
From time to time, effective immediately upon notice or as otherwise provided by the Company, the Company may determine that other types of transactions other than as noted above, or all transactions by you or other selected persons in the Company’s securities shall be prohibited or shall be permitted only with the prior written consent of a Compliance Officer.
E.WHAT DOES “MATERIAL NONPUBLIC INFORMATION” MEAN?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our common stock. Both positive and negative information may be material.
Information is “nonpublic” until it has been widely disseminated by the Company to the public (through, for example, an SEC filing, or press release distributed through a widely disseminated news or wire service), and the public has had a chance to absorb and evaluate it, which should be at least one (1) full trading session on the Nasdaq Stock Market (or such other established stock exchange on which our common stock is then listed) after dissemination.
Examples of information that would normally be regarded as “material” include, but are not limited to, the following:
•financial information, including but not limited to, results, financial condition, projections or forecasts;
•changes in estimates of earnings or sales;
•known but unannounced earnings or losses;
•customer metrics, details of significant customer wins or pending or signed contracts, partnerships or business alliances;
•major marketing or pricing changes;
•the status of our progress toward achieving significant financial goals or strategic plans or deals;
•product road map details or the introduction of important products or services or major change in operations;

•significant corporate events, such as a pending or proposed acquisition, merger or divestiture;
•new equity or debt offerings, stock splits, public or private sales by the Company of securities or establishment of a repurchase program for the Company’s securities or a dividend payment;
•positive or negative developments in outstanding litigation or regulatory matters;
•known but unannounced changes in senior management;
•accounting restatements;
•significant cybersecurity incidents or events; or
•impending bankruptcy.
Financial information is particularly sensitive. For example, nonpublic information about the results of our operations for even a portion of a quarter might be material in helping an analyst predict our results of operations for the quarter.
Information is “nonpublic” until it has been widely disseminated by the Company to the public market and the public has had a chance to absorb and evaluate it. Unless you have seen material information publicly disseminated through an official announcement by the Company, you should assume the information is nonpublic. Please note that if the information has only been posted to our website, it may not meet the “public dissemination” requirement. Because numbers, figures and company details change over time, even publicly available information should be validated and approved before further distribution or discussion.
When in doubt, you should assume that the information is both material and nonpublic. If you have any questions as to whether information should be considered material or nonpublic, please consult with a Compliance Officer.
F.WHEN MAY I TRADE IN THE COMPANY’S COMMON STOCK?
Even if you are not in possession of any material nonpublic information, you may only trade in our common stock if all of the following conditions have been met:
1.Open Trading Window. If you are subject to trading window blackouts, you may only engage in transactions involving our common stock during an open trading window. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. See “When is our Blackout Period?” below.
2.Pre-Clearance. Prior to any proposed trade by an individual listed on Schedule I hereto, such individual must obtain pre-clearance from the Stock Administration department by submitting the attached form). From time to time, a Compliance Officer may identify other persons who require pre-clearance on Schedule I hereto. A Compliance Officer may not engage in a transaction involving our common stock unless the other Compliance Officer has pre-cleared the transaction. The Compliance Officers are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

3. 10b5-1 Plan. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, meet the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”), and meet those specific requirements or guidelines established by the Company for such plans. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information at the time of the transaction or a blackout period is in effect.
Members of our Board of Directors, persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act (“Section 16 Individuals”), and other executive reports of the CEO are encouraged, should they wish to trade in our common stock, to do so via a 10b5-1 Plan that is pre-approved by and filed with a Compliance Officer, subject to such plan meeting those specific requirements or guidelines established by the Company for such plans. Each Section 16 Individual understands that the approval or adoption of a trading plan in no way reduces or eliminates such person’s obligations under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s disclosure and short-swing trading liabilities. If any questions arise, such person should consult with their own counsel in designing a trading program.
Anyone other than a Member of our Board of Directors, a Section 16 Individual, or executive reports of the CEO desiring to trade via such a plan may also do so, subject to such plan meeting any specific requirements or guidelines established by the Company for such plans. The Stock Administration department will be responsible for approving any trading plans for persons other than Section 16 Individuals and all trading plans must be conducted only through the Company’s designated execution broker and such plans shall be in writing on the form as provided by the Stock Administration department.
In addition, the Company may be aware of material non-public information (that the individual is unaware of) that may make it imprudent for the Company to approve the trading plan, or amendment thereto, at that time. The existence of the foregoing procedures does not in any way obligate the Company to approve any proposed trading plan. A Compliance Officer may reject any proposed trading plan at his or her sole reasonable discretion.
If you do not follow the above requirements, you may be subject to disciplinary action, up to and including termination of your relationship with the Company, as well as civil and criminal penalties as described in the section titled “What are the consequences of Insider Trading?” below.
G.WHEN IS OUR BLACKOUT PERIOD?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, we have instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information.

Quarterly Blackout Periods
Except as discussed in the section titled “Are there any exceptions to this Policy?,” all directors, officers and employees of the Company are strictly prohibited from engaging in transactions involving our securities during quarterly blackout periods. Quarterly blackout periods begin at the end of the 20th calendar day of the 3rd month of each fiscal quarter (e.g., March 20th, June 20th, September 20th and December 20th) and end at the end of the first full trading session on the Nasdaq Stock Market (or such other established stock exchange on which our common stock is then listed) following the public dissemination of the financial results for such fiscal quarter. This defined period is a particularly sensitive time for transactions involving our common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
Special Blackout Periods
From time to time, we may also implement additional blackout periods when, in the judgment of a Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving our common stock until approved by one of our Compliance Officers.
Regulation BTR Blackouts
Directors and executives may also be subject to trading blackouts pursuant to Regulation Blackout Trading Restriction (“Regulation BTR”) under U.S. federal securities laws. In general, Regulation BTR prohibits any director or executive from engaging in certain transactions involving our securities during periods when 401(k) plan participants are prevented from purchasing, selling or otherwise acquiring or transferring an interest in certain securities held in individual account plans. Any profits realized from a transaction that violates Regulation BTR are recoverable by the Company, regardless of the intentions of the director or executive effecting the transaction. In addition, individuals who engage in such transactions are subject to sanction by the SEC as well as potential criminal liability.
The Company will notify directors and executives if they are subject to a blackout trading restriction under Regulation BTR. Failure to comply with an applicable trading blackout in accordance with Regulation BTR is a violation of law and this Policy.
H.ARE THERE ANY EXCEPTIONS TO THIS POLICY?
Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

Receipt, Vesting and Exercise of Stock Awards
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock or the like issued or offered directly by the Company, nor do they apply to the vesting, cancellation, forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our option plans. This is permitted because the Company is the other party to the transaction and the price does not vary with the market but is fixed by the terms of the option agreement. However, no employee, officer, director or contractor may do a “same day sale” or “cashless exercise” (unless such provisions are automatic under the applicable equity award agreement) when they possess material nonpublic information or when they are subject to a trading blackout.
Sale of Shares to Cover Tax Withholdings
The trading restrictions under this Policy do not apply to the sale of shares of our common stock issued upon vesting of restricted stock units for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) as provided under our stock plans as the automatic election upon vesting of restricted stock units.
Purchases from our Employee Stock Purchase Plan
The trading restrictions under this Policy do not apply to purchases of our common stock under our employee stock purchase plan. However, the trading restrictions do apply to elections to participate in such plan, subsequent sales of our common stock acquired through such plan and changing instructions regarding the level of withholding contributions which are used to purchase stock pursuant to such plan.
Stock Splits, Stock Dividends and Similar Transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Inheritance or Change in Form of Ownership or Distributions
The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted. However, no venture capital fund or other entity over which you have or share voting or investment control may distribute securities of the Company to its limited partners, general partners or shareholders during a blackout period, unless the limited partners, general partners or shareholders have agreed in writing to hold the securities until the next trading window has opened.
Other Exceptions
Any other exception from this Policy must be approved by a Compliance Officer in consultation with the Nominating and Corporate Governance Committee of the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. This policy is not intended to replace your responsibility to understand and comply with all applicable legal prohibition on insider trading. Each person is individually responsible for complying with the securities law and this Policy, regardless of whether the Company has prohibited trading by that person. Trading in the Company’s securities outside of the Blackout Periods or suspension periods should not be considered a safe harbor. If you have any questions, please consult with a Compliance Officer.
I.WHAT ARE THE CONSEQUENCES OF INSIDER TRADING?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties and/or serving a jail term. The Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.
A violation of this Policy is not necessarily the same as a violation of law. In fact, for reasons explained in this Policy, the Company’s policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
J.WHAT SHOULD I DO IF THERE WAS INADVERTENT DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION?
If material non-public information is inadvertently disclosed by any employee, officer or director to a person outside the Company who is not obligated to keep the information confidential, you should immediately report all the facts to the Compliance Officer so that the Company may take appropriate remedial action.
K.WHAT SHOULD I DO IF I SUSPECT THAT THIS POLICY HAS BEEN VIOLATED?
Please promptly report violations or suspected violations of this Policy to a Compliance Officer. You may also report via our via a third-party hosted hotline available online at https://freshworks.ethicspoint.com, or by calling the following toll-free number: (844) 960-0578 in the United States (for employees outside the United States, please use the applicable phone numbers listed in our Code of Business Conduct and Ethics, which is available at https://ir.freshworks.com/corporate-governance/governance-overview). Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
L.PRIORITY OF STATUTORY OR REGULATORY TRADING RESTRICTIONS
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations (e.g., contractual restrictions on the sale of securities, short-swing trading by Section 16 Individuals or restrictions on the sale of securities subject to Rule 144 under the Securities Act). Any employee, officer, director or contractor who is uncertain whether other prohibitions or restrictions apply should ask a Compliance Officer or their own legal advisor.
M.AMENDMENTS
We are committed to continuously reviewing and updating our policies, and we therefore reserve the right to amend this Policy at any time, for any reason, subject to applicable law.

SCHEDULE I
INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS

● All Members of the Board of Directors
● All executive level direct reports of the Chief Executive Officer (whether they are Section 16 Individuals or not)
● Administrative staff of the CEO or CFO
● All direct reports of the Chief Financial Officer with responsibility for or access to financial information
● Direct reports of the Chief Operating Officer, Chief Global Field Operations and Chief Customer Officer (or equivalent C-level person with sales responsibility) at SVP level or with responsibility for or access to global view of revenue
● Any other person designated by a Compliance Officer to require pre-clearance under this policy

FRESHWORKS INC.
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:
Transaction Type (e.g., Purchase, Sale, Gift, Stock Option Exercise, Other):
Maximum Number of Shares:
☐    Compliant with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.
☐    Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Freshworks Inc. that has not been adequately disclosed to the public. I have discussed with a Compliance Officer any information known to me that I believe may be material or that I have any questions about whether it is material.
    I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).
    I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Freshworks Inc. arises and, in the reasonable judgment of Freshworks Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Signature of Person Proposing to Trade

Date

Signature of Compliance Officer (Date)

Signature of Stock Administration Department (Date)

Pre-clearance expires [(to be determined by Compliance Officer at time of request)]: